Exhibit 5.1

May 21, 2015

Macquarie Infrastructure Corporation

125 West 55th Street

New York, NY  10019

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the post-effective amendment to the Registration Statement on Form S-8 (Reg. No. 333-181779) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in the form in which it is to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof by Macquarie Infrastructure Corporation, a Delaware corporation (the “Company”), as successor registrant to Macquarie Infrastructure Company LLC, pursuant to Rule 414 under the Securities Act.

We are rendering this opinion in connection with the proposed issuance of up to 500,000 shares of common stock of the Company (collectively, the “Shares”) issuable pursuant to the Macquarie Infrastructure Company LLC Independent Directors Equity Plan (the “Plan”).  We are familiar with the proceedings taken and proposed to be taken by the Company, in connection with the registration pursuant to the Registration Statement, together with the post-effective amendment thereto to be filed by the Company with the Commission under the Securities Act.

We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.  We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.  In our examination we have assumed, with your consent, that the recipients of the Shares will not be parties to any agreements relating to the Shares other than the notice of Award to be executed by such recipients substantially in the form of Exhibit A to the Plan.

May 21, 2015

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan and upon payment or service in consideration for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company or (b) the book-entry of the Shares by the transfer agent for the Company in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We do not express or purport to express any opinions with respect to laws other than the Delaware General Corporation Law.

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention.  We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

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